Exhibit 10.1

[Execution Version]

Equity Purchase Agreement

by and among

22nd Century Group, Inc.,

ESI Holdings, LLC

and

Specialty Acquisition Corporation

dated as of
November 20, 2023

Equity Purchase Agreement

This Equity Purchase Agreement (this “Agreement”), dated as of November 20, 2023, is entered into by and between 22nd Century Group, Inc., a Nevada corporation (“22nd Century”), ESI Holdings, LLC, a Nevada limited liability company (“ESI,” and together with 22nd Century, the “Seller”), and Specialty Acquisition Corporation, a Nevada corporation (the “Buyer”).

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, 100% of the issued and outstanding equity interests of (i) 22nd Century Group Europe B.V., an Amsterdam private limited liability company (“Group Europe”) (ii) GV Farm Services, LLC, an Oregon limited liability company (“Farm Services”), (iii) Evergreen State Holdings, LLC, an Oregon limited liability company (“Evergreen”), (iv) Oregon Custom Supply, LLC, an Oregon limited liability company (“Custom Supply”), (v) Central Oregon Processing, LLC, an Oregon limited liability company (“Central Processing”), (vi) GVBiopharma UK Ltd., an England and Wales private limited company (“GVBiopharma”), (vii) RX Pharmatech Ltd., an England and Wales private limited company (“Pharmatech”), and (viii) Prineville Solutions, LLC, an Oregon limited liability company d/b/a “Prineville Refrigeration,” (“Prineville” and together with, Group Europe, Farm Services, Evergreen, Custom Supply, Central Processing, GVBiopharma and Pharmatech, the “GVB Companies”), (the “Purchased Interests”), subject to the terms and conditions set forth herein (the “Transaction”); and

WHEREAS, Buyer previously deposited Five Hundred Thousand Dollars ($500,000) in escrow (the “Deposit”) with Citibank, N.A. (the “Escrow Agent”) to be held pursuant to the terms of that certain Escrow Agreement dated as of November 15, 2023 by and between Buyer, Seller, and the Escrow Agent (the “Escrow Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Purchase and Sale

Section 1.01            Purchase and Sale. On the terms and subject to the conditions set forth herein, at the Closing (as defined herein), Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title, and interest in and to the Purchased Interests, free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance (“Encumbrance”).

Section 1.02            Purchase Price. The aggregate purchase price for the Purchased Interests shall be Two Million Two Hundred Fifty Thousand Dollars ($2,250,000), plus the amounts of certain accounts payable and pre-closing expenses, as contemplated in this Agreement, as may be adjusted by Section 1.03 (the “Purchase Price”). The Purchase Price shall be paid by Buyer to Seller as follows:

(a)                Buyer shall cause the Escrow Agent to release the Deposit to Seller at Closing by wire transfer of immediately available funds in accordance with the wire transfer instructions delivered by Seller to Buyer prior to the Closing.

(b)                Buyer shall deliver to Seller Five Hundred Thousand Dollars ($500,000) in cash (the “Closing Date Cash Payment”) at Closing by wire transfer of immediately available funds in accordance with the wire transfer instructions delivered by Seller to Buyer prior to the Closing.

(c)                Buyer shall deliver to Seller a secured promissory note, substantially in the form attached hereto as Exhibit A, in the aggregate principal amount of (i) One Million Two Hundred Fifty Thousand Dollars ($1,250,000), plus (ii) 50% of the accounts payable of ESI, PTB Investment Holdings, LLC and Bridgeway Distribution, LLC existing at Closing, if any (the “Closing AP Liabilities”) (together, the “Closing Note”), the payment of which will be guaranteed by the GVB Companies and secured by the Purchased Interests as set forth in the Closing Note. For the avoidance of doubt, the term “Closing AP Liabilities” shall include any liabilities that existed at Closing but the amount of which was not fully known by the Company at Closing, provided, that the amounts become known by the Company no later than thirty (30) days following Closing.

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Section 1.03            Post-Closing Adjustment.

(a)                [**]

(b)                [**]

(c)                “Buyer’s Settlement Share” [**].

(d)                Upon the later of (i) [**], and (ii) Seller’s receipt of the Insurance Proceeds, the parties shall determine the “Post-Closing Adjustment”, which shall be an amount equal to (i) Buyer’s Settlement Share, less, (ii) the lesser of (x) the Insurance Proceeds received by Seller, and (y) Two Million Dollars ($2,000,000).

(e)                If the Post-Closing Adjustment is a negative number, Seller shall pay to Buyer an amount equal to the absolute value of the Post-Closing Adjustment, up to a maximum amount equal to the Closing AP Liabilities (the “Post-Closing Adjustment Offset”); provided, that Seller and Buyer agree that any amount owing by Seller to Buyer pursuant to the foregoing provision shall first be set-off against and otherwise reduce the amounts owing by Buyer to Seller under the Closing Note; provided, further, that if the amount of the Post-Closing Adjustment Offset is greater than the outstanding amount of the Closing Note at the time such Post-Closing Adjustment is calculated, then Seller shall pay to Buyer the amount by which the Post-Closing Adjustment Offset exceeds the outstanding amount of the Closing Note. If the Post-Closing Adjustment is a positive number, Buyer shall pay to Seller an amount equal to the Post-Closing Adjustment. Any payments of the Post-Closing Adjustment shall be made in three equal monthly installments commencing on the first business day of the month following the month in which the Post-Closing Adjustment is finally determined.

(f)                 Any payments made pursuant to this Section 1.03 shall be treated as an adjustment to the Purchase Price by the parties for tax purposes to the maximum extent permitted by applicable law.

Section 1.04            Pre-Closing Expenses. Seller shall fund the costs and expenses of the GVB Companies incurred from November 7, 2023 through the Closing (which, together with the expenses of ESI, PTB Investment Holdings, LLC and Bridgeway Distribution, LLC during such period (the “Expense Period”), the “Pre-Closing Expenses”) up to One Million Two Hundred Fifty Thousand Dollars ($1,250,000) (the “Expense Cap”). Seller shall have no obligation to fund any Pre-Closing Expenses above the Expense Cap. If the parties agree, in writing, to exceed the Expense Cap during the Expense Period, Buyer shall pay to Seller the amount by which the Pre-Closing Expenses exceed the Expense Cap within five (5) business days following Closing. Any payments made pursuant to this Section 1.04 shall be treated as an adjustment to the Purchase Price by the parties for tax purposes to the maximum extent permitted by applicable law.

Section 1.05            Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely (through the electronic exchange of documents and consideration required to be delivered at the Closing), on a date to be specified by the parties hereto, which shall be no later than the second business day after satisfaction (or waiver) of the conditions set forth in Article IV (not including conditions which are to be satisfied by actions taken at the Closing, but subject to the satisfaction of such conditions), unless another time, date or place is agreed to in writing by Buyer and Seller. The date on which the Closing actually occurs is referred to as the “Closing Date.” Notwithstanding the foregoing, the parties hereto intend that the Closing shall be deemed to be effective, and the transactions contemplated by this Agreement shall be deemed to occur simultaneously, at 12:01 a.m. (Eastern Time), on the Closing Date.

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Section 1.06            Closing Deliverables.

(a)                Seller’s Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

(i)                 A properly completed and executed IRS Form W-9 from each Seller; and

(ii)               Such other documents, instruments or certificates as shall be reasonably requested by Buyer and its counsel.

(b)                Buyer's Deliveries. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

(i)                 The Deposit, by wire transfer of immediately available funds to such bank account or other accounts as have been designated in writing by Seller;

(ii)               The Closing Date Cash Payment by wire transfer of immediately available funds to such bank account or other accounts as have been designated in writing by Seller;

(iii)             The Closing Note duly executed by Buyer, together with any security documents required thereunder; and

(iv)              Such other documents, instruments or certificates as shall be reasonably requested by Seller and its counsel.

Section 1.07            Withholding Tax. Notwithstanding anything herein to the contrary, Buyer and its agents and affiliates shall be entitled to deduct and withhold from the Purchase Price and any other payments otherwise payable pursuant to this Agreement all amounts that Buyer or such agent or affiliate is required to deduct and withhold under any provision of tax law; provided that Buyer shall use commercially reasonable efforts to give Seller at least two (2) business days advance written notice prior to withholding any such amounts together with an explanation of the legal basis for such withholding and shall reasonably cooperate with Seller to eliminate or minimize the amount of any such withholding to the extent permitted under applicable law. All such withheld amounts shall be treated as delivered to Seller hereunder to the extent properly remitted to the appropriate taxing authority.

Section 1.08            Allocation of Purchase Price. The Purchase Price and any and all other payments hereunder shall be allocated among the equity of each of Group Europe, GVBiopharma and Pharmatech and the assets of each of the other GVB Companies for all purposes (including tax and financial accounting) as shown on the allocation schedule to be agreed in good faith between the parties following the date hereof (the “Allocation Schedule”); provided, that in the event Buyer makes a 338(g) election as contemplated under Section 6.08 hereunder, the Purchase Price and any and all other payments hereunder shall be allocated amongst the assets of Group Europe, GVBiopharma and Pharmatech and each of the other GVB Companies for all purposes (including tax and financial accounting) as shown on the Allocation Schedule. The Allocation Schedule has been prepared in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”). Buyer and the Sellers shall file all Tax Returns including, without limitation, Internal Revenue Service Form 8594 (including any amendments thereto and any claims for refund in respect thereof) in a manner consistent with the Allocation Schedule. Neither Buyer nor the Sellers shall take any position (whether in audits, returns or otherwise) that is inconsistent with such allocation unless required to do pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

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ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Article II are true and correct as of the date hereof. For purposes of this Article II, “Seller’s knowledge,” “knowledge of Seller,” and any similar phrases shall mean the actual knowledge of any officer of Seller.

Section 2.01            Organization and Authority of Seller; Enforceability. 22nd Century is a corporation duly organized, validly existing, and in good standing under the laws of the state of Nevada. ESI is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of Nevada. Each of 22nd Century and ESI has full corporate and company power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its respective obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery, and performance by each of 22nd Century and ESI of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of such party. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by each of 22nd Century and ESI, and (assuming due authorization, execution, and delivery by Buyer) this Agreement and the documents to be delivered hereunder constitute legal, valid, and binding obligations of each of 22nd Century and ESI, enforceable against 22nd Century and ESI in accordance with their respective terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

Section 2.02            Good Standing. The GVB Companies are in good standing under the laws of their respective state of incorporation.

Section 2.03            No Conflicts; Consents. The execution, delivery and performance by each of 22nd Century and ESI of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to 22nd Century or ESI; (b) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under, any contract or other instrument to which 22nd Century or ESI is a party, or (c) result in the creation or imposition of any Encumbrance on the Purchased Interests. No consent, approval, waiver or authorization is required to be obtained by 22nd Century or ESI from any person or entity in connection with the execution, delivery and performance by 22nd Century and ESI of this Agreement and the consummation of the transactions contemplated hereby, other than those that will be obtained at or prior to Closing or any disclosures required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 2.04            Ownership of Purchased Interests. Either 22nd Century or ESI, as applicable, is the sole legal, beneficial, record, and equitable owner of the Purchased Interests, free and clear of all Encumbrances whatsoever. The Purchased Interests constitute 100% of the total issued and outstanding membership interests or equity interest, as the case may be, in each of the GVB Companies. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Purchased Interests, free and clear of all Encumbrances (other than Encumbrances created by Buyer). Other than the organizational documents of the GVB Companies (true and correct copies of which have been provided to Buyer), there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Purchased Interests.

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Section 2.05            Legal Proceedings. Except as set forth on Schedule A, there is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or, to Seller’s knowledge, threatened against or by 22nd Century or ESI (a) relating to or affecting the Purchased Interests, or (b) that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement, except any Action(s) that would not, individually or in the aggregate, have a material adverse effect on 22nd Century’s or ESI’s ability to consummate the transactions contemplated hereby on a timely basis. To Seller’s knowledge, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 2.06            No Other Representations or Warranties. Except for the representations and warranties contained in this Article II, none of Seller, any affiliate of Seller nor any other person makes any representations or warranties, and Seller hereby disclaims any other representations or warranties, whether made by Seller or an affiliate of Seller, or any of its respective representatives, with respect to the execution and delivery of this Agreement or any document delivered to Buyer pursuant to this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article III are true and correct as of the date hereof. For purposes of this Article III, “Buyer’s knowledge,” “knowledge of Buyer,” and any similar phrases shall mean the actual knowledge of any officer of Buyer.

Section 3.01            Organization and Authority of Buyer; Enforceability. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the state of Nevada. Buyer has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its respective obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery, and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and (assuming due authorization, execution, and delivery by Seller) this Agreement and the documents to be delivered hereunder constitute legal, valid, and binding obligations of Buyer, enforceable against Seller in accordance with their respective terms.

Section 3.02            No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer; or (b) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under, any contract or other instrument to which Buyer is a party. No consent, approval, waiver or authorization is required to be obtained by Buyer from any person or entity in connection with the execution, delivery, and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.03            Investment Purpose. Buyer is acquiring the Purchased Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Purchased Interests are not registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and that the Purchased Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

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Section 3.04            Legal Proceedings. There is no Action pending or, to Buyer’s knowledge, threatened against, or by, Buyer or any affiliate of Buyer that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement, except any Actions that would not, individually or in the aggregate, have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby on a timely basis. To Buyer’s knowledge, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 3.05            Adequate Information; No Reliance. Buyer acknowledges and agrees that (i) it has been furnished with all materials it considers relevant to making an investment decision to enter into this Agreement and has had the opportunity to review Seller’s filings and submissions with the Securities and Exchange Commission, including, without limitation, all information filed or furnished to the Exchange Act, (ii) Buyer, together with its professional advisers, is a sophisticated and experienced investor and is capable of evaluating, to its satisfaction, the accounting, tax, financial, legal, and other risks associated with the sale of the Purchased Interests, and Buyer has had the opportunity to consult with its accounting, tax, financial, and legal advisors to be able to evaluate the risks involved in the sale of the Purchased Interests, and (iii) it is not relying, and has not relied, upon any statement, advice (whether accounting, tax, financial, legal or other), representation or warranty made by Seller or any of its affiliates or representatives, except for the representations and warranties made by Seller in this Agreement.

Section 3.06            Non-Public Information. Buyer acknowledges that (a) Seller now possesses and may hereafter possess certain non-public information concerning Seller and their affiliates and/or the GVB Companies that may or may not be independently known to Buyer (the “Non-Public Information”) which may constitute material information with respect to the foregoing, and (b) Seller is relying on this representation and would not enter into a transaction to sell the Purchased Interests to Buyer absent this representation. Buyer agrees to purchase the Purchased Interests from Seller notwithstanding that the Non-Public Information exists and Seller has not disclosed any Non-Public Information to Buyer. Buyer acknowledges that it is a sophisticated buyer and with respect to the purchase, sale, and valuation of securities such as the Purchased Interests and that Seller has no obligations to Buyer to disclose such Non-Public Information and no fiduciary obligations to Buyer.

ARTICLE IV
Closing Conditions

Section 4.01            Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Transaction are subject to the satisfaction at or prior to Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law, by Buyer:

(a)                No Order. No governmental entity, including any federal or state court of competent jurisdiction, shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, judgment, decree, injunction or other order which (i) is final and non-appealable, (ii) is in effect, and (iii) has the effect of making illegal or otherwise prohibiting the performance by Buyer and Seller of their respective obligations under this Agreement.

(b)                Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall be true and correct as of the date of this Agreement and at and as of the Effective Time with the same force and effect as if made at and as of the Effective Time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct (without giving effect to any “materiality” or “material adverse effect” qualifiers set forth therein) would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the ability of Seller to consummate the transactions contemplated hereby.

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(c)                Agreements and Covenants. Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

(d)                Closing Deliverables. Seller shall have delivered or caused to be delivered the documentation required to be delivered by Seller pursuant to Section 1.06.

(e)                Fairness Opinion. Seller shall have provided to Buyer a copy of an opinion from an investment bank to the effect that, as of the Closing Date, the consideration to be paid to Seller pursuant to the terms of this Agreement is fair, from a financial point of view, to Seller.

(f)                 Release of Debt Obligations. Seller shall have received any required release or consent, as applicable with respect to any outstanding indebtedness, including the 7% Original Issue Discount Secured Debentures of Seller and any security or guarantee documents related thereto.

(g)                Financing. Buyer shall have received at least $3,000,000 from the initial closing of an equity financing of its preferred stock, on terms acceptable to Buyer (the “Financing”).

Section 4.02            Conditions to Obligations of Seller. The obligations of Seller to consummate the Transaction are subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law, by Seller:

(a)                No Order. No governmental entity, including any federal or state court of competent jurisdiction, shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, judgment, decree, injunction or other order which (i) is final and non-appealable, (ii) is in effect, and (iii) has the effect of making illegal or otherwise prohibiting the performance by Buyer and Seller of their respective obligations under this Agreement.

(b)                Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct as of the date of this Agreement and at and as of the Effective Time with the same force and effect as if made at and as of the Effective Time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct (without giving effect to any “materiality” or “material adverse effect” qualifiers set forth therein) would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

(c)                Agreements and Covenants. Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

(d)                Closing Deliverables. Buyer shall have delivered or caused to be delivered the documentation required to be delivered by Seller pursuant to Section 1.06.

(e)                Fairness Opinion. The board of directors of 22nd Century shall have received an opinion from an investment bank to the effect that, as of the Closing Date, the consideration to be paid to Seller pursuant to the terms of this Agreement is fair, from a financial point of view, to Seller.

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(f)                 Release of Debt Obligations. Seller shall have received any required release or consent, as applicable with respect to any outstanding indebtedness, including the 7% Original Issue Discount Secured Debentures of Seller and any security or guarantee documents related thereto.

Section 4.03            Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Article IV that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

ARTICLE V
COVENANTS AND OTHER AGREEMENTS

Section 5.01            Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall, and shall cause the GVB Companies to, (x) conduct the business of the GVB Companies in the ordinary course of business consistent with past practice; (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the GVB Companies and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the GVB Companies; and (z) not make, change or revoke any material tax election, change any annual accounting period, adopt or change any accounting method, amended any tax return, enter into any closing agreement, settled any tax claim or assessment relating to any of the GVB Companies, surrender any right to claim a refund of taxes, or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to any of the GVB Companies.

Section 5.02            Insurance Proceeds. The parties acknowledge and agree that Seller and/or its subsidiaries or affiliates (excluding, for this purpose, the GVB Companies and all of their subsidiaries) shall be the sole party entitled to any and all insurance proceeds (the “Insurance Proceeds”) related to any claims in connection with the fire at the manufacturing facility located at 212 NE North Street, Grass Valley, Oregon 97029, Sherman County (including, without limitation, for property damage and business interruption) and, for all income and other tax purposes and financial statement reporting purposes, the GVB Companies shall be treated as having distributed and otherwise assigned any and all rights of the GVB Companies to the Insurance Proceeds to Seller prior to the Closing. To the extent Buyer, or the GVB Companies or any of their subsidiaries receive any such Insurance Proceeds after the Closing, such Insurance Proceeds shall be deemed to have been received by Buyer or the GVB Companies or any of their subsidiaries solely as an agent for Seller and Buyer, or the GVB Companies or any of their subsidiaries shall cause the Insurance Proceeds to be paid to Seller within two (2) days of receipt thereof. With respect to the costs associated with the Insurance Proceeds, Seller shall bear the costs of the continued legal action associated with receipt of such Insurance Proceeds. Seller shall reimburse Buyer for any third-party costs or actual net tax liabilities Buyer incurs as a result of the receipt of the Insurance Proceeds. The parties agree and acknowledge that Seller shall be entitled exclusively to control, defend and settle any claims in connection with the fire at the manufacturing facility.

Section 5.03            Pre-Closing Transfers. The parties agree that, prior to the Closing, the assets, liabilities and contracts (i) listed on Schedule B attached hereto will be transferred from Seller to one or more of the GVB Companies, and (ii) the assets, liabilities and contracts listed on Schedule C attached hereto will be transferred from the GVB Companies to Seller.

Section 5.04            Litigation. Each of Buyer and Seller will cooperate fully, as and to the extent reasonably requested by the other party, in connection with the legal proceedings listed on Schedule A.

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Section 5.05            Location of Assets; Liabilities. If at any time or from time to time after the Closing, (a) Seller and/or its subsidiaries receive or otherwise possess any asset that should belong to the GVB Companies (including any contract), or any liability that should be allocated to the GVB Companies, on or prior to the Closing Date exclusively related to the business of hemp-based cannabinoid extraction, refinement, contract manufacturing, and product development (collectively, the “Business”) or (b) the GVB Companies receive or otherwise possess any asset that should belong to Seller and/or any of its subsidiaries or affiliates, or any liability that should be allocated to Seller, on or prior to the Closing Date not exclusively related to the Business, Seller shall, and shall cause its affiliates to, with respect to subsection (a), or Buyer shall, and shall cause its affiliates to, with respect to subsection (b), as promptly as practicable: (i) transfer all right, title, and interest in such asset to Buyer, the GVB Companies, their respective subsidiaries or as Buyer may direct, or to Seller or as Seller may direct, as applicable, in each case for no additional consideration, and (ii) hold its right, title, and interest in and to such asset in trust for the applicable transferee until such time as such transfer is completed.

Section 5.06            Employee Matters: For purposes of this Section 5.06, “Transferred Employees” means, (a) all employees of ESI who accept offers of employment with Buyer or its affiliates, including the GVB Companies after Closing, and commence such employment immediately after the Closing with Buyer or its affiliates and (b) employees who are absent due to vacation, family leave, short-term disability, long-term disability, or other authorized leave of absence on the Closing Date but who accept such offer of employment and indicate an intention to commence such employment with Buyer or its affiliates as of such employee’s return from vacation, family leave, short-term disability, long-term disability or other authorized leave. Buyer or its affiliates, including the GVB Companies, shall extend offers of employment to all Transferred Employees prior to and effective on the Closing Date. Such offers shall be made on the same terms and conditions as the Transferred Employees current employment. Seller shall provide Buyer with access to their personnel records and personnel files and such other information with respect to the Transferred Employees as Buyer may reasonably request, to the extent compliant with applicable laws. Subject to Buyer’s right to terminate any Transferred Employees following the Closing, Buyer shall provide, or shall cause one of its affiliates to provide, for a period of one (1) year from and after the Closing Date, each Transferred Employee with compensation and benefits (excluding, for this purpose, equity-based compensation, long-term incentive awards, retention bonuses, change in control-related payments, defined benefit pensions and retiree welfare benefits) that are no less favorable to those provided to such Transferred Employee immediately prior to the Closing. Notwithstanding the foregoing or anything else in this Agreement, if Buyer or one of its affiliates fails to make offers of employment to, or makes offers of employment that constitute an employment loss to, any number of Transferred Employees that, if terminated by Seller upon the Closing, would trigger any obligations or liabilities under the WARN Act, then Buyer shall be solely liable for any such obligations or liabilities. Without limiting the generality of the foregoing, in the event that a Transferred Employee does not accept the offer of employment from Buyer or one of its affiliates, Buyer shall be required to reimburse Seller for the total severance costs for such Transferred Employees. No provision in this Section 5.06 or otherwise in this Agreement, whether express or implied, shall (i) create any third-party beneficiary or other rights in any employee or former employee of Seller or any of its subsidiaries or affiliates (including any beneficiary or dependent thereof), or any other Person; or (ii) create any rights to continued employment with Seller, Buyer or any of their respective subsidiaries or affiliates or in any way limit the ability of Seller, Buyer or any of their respective subsidiaries or affiliates to terminate the employment of any individual at any time and for any reason.

Section 5.07            Financing. Buyer shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as possible, all things necessary, proper or advisable, in each case, to the extent within the control of Buyer, to arrange, obtain and consummate the Financing.

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Section 5.08            Intercompany Balances. Seller and Buyer acknowledge and agree that any intercompany balances between Seller and any of its affiliates on the one hand, and the GVB Companies on the other hand, shall be forgiven immediately at the Closing other than amounts related to the Pre-Closing Expenses.

Section 5.09            Intercompany Services. Any and all services being provided by Seller and any of its affiliates to the GVB Companies prior to the Closing shall have been terminated at the Closing.

ARTICLE VI
Financial and tax matters

Section 6.01            Pre-Closing Tax Returns Filed. Following the Closing, Seller will, at its own cost, prepare and timely file, or cause to be prepared and timely filed, any income tax return with respect to any taxable period ending on or before the Closing Date (“Pre-Closing Tax Period”) and Buyer shall cooperate with the filing of such income tax returns. Such income tax returns will be prepared in a manner consistent with past practice, except to the extent otherwise required under applicable law. Seller will provide all such income tax returns that are income tax returns to Buyer for review at least fifteen (15) days prior to the due date for such income tax returns (including any applicable extensions), and Seller will reasonably and in good faith consider any comments made by Buyer before the due date for such income tax returns with respect to such income tax returns that are consistent with the standard set forth in the preceding sentence. Seller shall bear all costs, fees and expenses of preparing and filing such tax returns.

Section 6.02            Straddle Period Tax Returns Filed. Following the Closing, Buyer will, at its own cost, prepare and timely file, or cause to be prepared and timely filed, any tax return of the GVB Companies with respect to any taxable period beginning before the Closing Date and ending after the Closing Date (the “Straddle Period”). Such tax returns will be prepared in a manner consistent with past practice, except to the extent otherwise required under applicable law. Buyer will provide all such tax returns that are income tax returns to Seller for review at least fifteen (15) days prior to the due date for such tax returns (including any applicable extensions), and Buyer will reasonably and in good faith consider any comments made by Seller before the due date for such tax returns with respect to such tax returns that are consistent with the standard set forth in the preceding sentence. In connection with the filing of any such tax return for a Straddle Period, the Seller shall pay or cause to be paid to Buyer Seller’s pro rata share of all taxes of the GVB Companies shown on any Straddle Period tax return to the extent allocable to the portion of the Straddle Period through the end of the Closing Date as determined in accordance with Section 6.03.

Section 6.03            Straddle Periods. For purposes of this Agreement, in the case of any Straddle Period, the amount of any taxes not based upon or measured by income or gain, proceeds, receipts or expenses (e.g., payroll taxes or sales taxes) allocated to the portion of the Straddle Period through the end of the Closing Date will be deemed to be the amount of such tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. The amount of taxes based upon or measured by income or gain, proceeds, receipts or expenses for a Straddle Period that relate to the portion of the Straddle Period ending on the Closing Date will be determined based on an interim closing of the books as of the close of business on the Closing Date; provided, however, that any item determined on an annual or periodic basis (such as deductions for depreciation or real estate taxes) shall be apportioned on a daily basis in accordance with the preceding fraction.

Section 6.04            Cooperation. Each of Buyer and Seller will cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of tax returns and any tax contest with respect to Pre-Closing Tax Periods. The parties acknowledge that, following Closing, Buyer and Seller will have certain SEC reporting obligations that will involve and include the preclosing operations and financial statements of 22nd Century and its subsidiaries. In connection with such SEC reporting obligations, Buyer and Seller shall reasonably cooperate, and use their commercially reasonable efforts to cause their auditors to reasonably cooperate, in connection with the preparation and filing of such obligations.

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Section 6.05            Post-Closing Actions. Following the Closing Date, Buyer will not amend or cause to be amended any tax return, make or change any tax election, agree to the extension or waiver of the statute of limitations period or take any other action that has the effect of extending the period of assessment or collection, initiate discussions or examinations with any governmental entity, or make any voluntary disclosures, or take any other similar action with respect to taxes or omit to take any action with respect to taxes, in each case with respect to taxes of the GVB Companies that relates to a Pre-Closing Tax Period, and in each case except as required by applicable law (as mutually agreed by Buyer and Seller, acting reasonably) or otherwise with the consent of Seller, which consent will not be unreasonably withheld, delayed, or conditioned.

Section 6.06            Transfer Taxes. All taxes and fees (including any penalties and interest) incurred in connection with the Transaction shall be borne and paid by the party to which it accrues under applicable law.

Section 6.07            Refunds. Seller shall be entitled to any refunds of any (i) Taxes paid by the GVB Companies for all Pre-Closing Tax Periods, and (ii) with respect to any Straddle Period, Taxes paid by the Company attributable to the portion of such Straddle Period that ends on and includes the Closing Date (including, in each case, any interest in respect thereof). Notwithstanding, Buyer shall not be obligated to take any particular action or refrain from taking any particular action, in either case to obtain or maximize the amount of any such refunds. Buyer shall use commercially reasonable efforts to cause the amount of any such refunds of taxes (including interest) to which Seller is entitled, but which are received by any of the GVB Companies after the Closing Date, to be paid to Seller as soon as practicable following such receipt or crediting to Seller by wire transfer of immediately available funds to the account designated by Seller.

Section 6.08            Section 338(g) Election. Notwithstanding anything to the contrary in this Agreement, Buyer shall in its sole discretion be permitted to make, or cause its affiliates (including on or after the Closing Date, each of Group Europe, GVBiopharma, and Pharmatech) to make, an election under Section 338(g) of the Code (or any similar provision under state or local tax law) with respect to the purchase by Buyer of 100% of the equity of each such entity. Seller and each of Group Europe, GVBiopharma, and Pharmatech shall not take any action inconsistent with such election and shall cooperate with Buyer to (i) complete all tax forms required in connection with such election; and (ii) complete and deliver any notice required under Treasury Regulation Section 1.338-2(e)(4).

Section 6.09            Tax Sharing Arrangements. Any and all tax allocation, indemnity or sharing agreements binding any of the GVB Companies shall be terminated as of the day before the Closing Date and, from and after the Closing Date, none of the GVB Companies shall be obligated to make any payment to any person pursuant to any such agreement.

ARTICLE VII
General Release

Section 7.01            Mutual Release. In consideration of the covenants, agreements, and undertakings of each party under this Agreement and the other agreements contemplated hereby, at the Closing, each party, on behalf of itself and its present and former, direct and indirect, agents, representatives, successors and assigns (each, a “Releasing Party”) hereby releases, waives, and forever discharges the other parties and their present and former, direct and indirect, parents, subsidiaries, officers, directors, managers, members, employees, agents, representatives, successors and assigns (each, a “Released Party” and collectively, the “Released Parties”) from and with respect to any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law, admiralty, or equity (collectively, “Claims”) that any such Releasing Party now has, ever had or may in the future have against the Released Parties by reason of any matter, cause or thing that has happened, developed or occurred, and any Claims that have arisen, before the Closing, including, without limitation, any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter, and each party shall not seek to recover any amounts in connection therewith or thereunder from any Released Party. For the avoidance of doubt, this release shall not release, waive, or forever discharge the parties from and with respect to any and all Claims arising from this Agreement, the Notes or the Transaction.

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ARTICLE VIII
TERMINATION

Section 8.01            Termination. This Agreement may be terminated at any time prior to the Closing:

(a)                by the mutual written consent of Seller and Buyer;

(b)                by Seller or Buyer if such party is not in material breach of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the other party;

(c)                by Seller or Buyer if any of the conditions to Closing shall not have been, or if it becomes apparent that any of such conditions will not be, other than with respect to Section 4.01 (g), fulfilled by December 7, 2023;

(d)                by Seller if the condition of Section 4.01(g) shall not have been, or if it becomes apparent that it will not be, fulfilled by December 7, 2023;

(e)                by Buyer if the condition of Section 4.01(g) shall not have been, or if it becomes apparent that it will not be, fulfilled by December 30, 2023.

Section 8.02            Effect of Termination. In the event of the termination of this Agreement, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof. Promptly upon the termination of this Agreement for any reason, Buyer and Seller shall cause the Escrow Agent to release the Deposit to Buyer by wire transfer of immediately available funds.

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ARTICLE IX
Miscellaneous

Section 9.01            AS IS SALE. EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE II, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING, NOR HAS, AT ANY TIME, MADE, ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY PORTION OF THE PURCHASED INTERESTS, OR THE BUSINESS OR PROPERTY OF THE GVB COMPANIES. BUYER ACKNOWLEDGES AND AGREES THAT UPON THE CLOSING, 22ND CENTURY AND ESI SHALL SELL AND CONVEY TO BUYER, AND BUYER SHALL ACCEPT, THE PURCHASED INTERESTS “AS IS, WHERE IS, WITH ALL FAULT,” EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN ARTICLE II.

Section 9.02            Expenses. All costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, that, at Closing, Buyer shall pay the transaction expenses incurred by Seller, so long as the same have been consented to by Buyer, such consent not to be unreasonably withheld, conditioned or delayed.

Section 9.03            Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 9.04            Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.04):

If to Buyer:	Specialty Acquisition Corporation [**] Attention: [**] with a copy, which shall not constitute notice, to: [**] Attn: [**] Email: [**]
If to Seller:	22nd Century Group, Inc. 500 Seneca Street, Suite 508 Buffalo, NY 14204 Attention: [**] with a copy, which shall not constitute notice, to: [**] Attn: [**] Email: [**]

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Section 9.05            Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.06            Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify the Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.07            Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Section 9.08            Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.09            No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.10            Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

Section 9.11            Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.12            Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction).

Section 9.13            Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Nevada and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

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Section 9.14            Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 9.15            Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. Each party hereto (a) agrees that it shall not oppose the granting of such specific performance or relief and (b) hereby irrevocably waives any requirements for the security or posting of any bond in connection with such relief.

Section 9.16            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Buyer:

Specialty acquisitioN corporation
a Nevada corporation

By:	/s/ William Spiegel
Name:	William Spiegel
Title:	Chief Operating Officer

Seller:

22nd Century Group, Inc.
a Nevada corporation

By:	/s/ Hugh Kinsman
Name:	Hugh Kinsman
Title:	Chief Financial Officer

ESI HOLDINGS, LLC
a Nevada limited liability company

By:	/s/ Hugh Kinsman
Name:	Hugh Kinsman
Title:	Chief Financial Officer

[Signature Page to Equity Purchase Agreement]